Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into and effective as of November 12, 2007 (the “Effective Date”), by and between InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), and Sean Whelan (the “Employee”).

WHEREAS, the Employee is presently employed by the Company; and

WHEREAS, the Company has determined to continue to employ the Employee, and the Employee wishes to continue to be employed by the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows:

1.    Employment.    Employee’s employment with the Company will be at-will, and Employee and the Company may each terminate Employee’s employment at any time for any reason or no reason without payment, penalty or further obligation except as set forth in Section 5(c) hereof. While employed by the Company (the “Employment Period”), Employee shall use his best efforts and devote his entire business time and attention to advancement of the business and welfare of the Company and its affiliates, and to the performance of Employee’s duties under this Agreement and the duties reasonably assigned to his by the Company hereafter. During the Employment Period, Employee shall not engage in any other employment or business activity without the express prior written consent of the Company.

2.    Position and Duties.    Employee shall serve as the Chief Financial Officer of the Company, with such duties and responsibilities as are customarily assigned to such position and such other duties and responsibilities as the Company’s Board of Directors may from time to time assign.

3.    Compensation.

(a)    Base Salary.    During the Employment Period, the Company shall pay Employee an annual compensation of US $200,000 per year (the “Annual Base Salary”) for all services rendered to the Company by Employee, payable in accordance with the Company’s regular payroll policies for similarly situated executives, subject, however, to withholding deductions, including without limitation social security taxes and applicable federal, state and local income and other employment taxes. The Company shall annually review the Annual Base Salary and based on that review, the Company may, in its sole discretion, increase the Employee’s Annual Base Salary in an amount greater than the figure state above.

(b)    Incentive Compensation.

(i)    Annual Cash Bonus.    For each calendar year of the Company that ends during the Employment Period, the Employee will have the opportunity to earn a cash bonus (the “Bonus Award”), based on satisfaction of pre-established performance goals for each calendar year established in the sole discretion of the Company. The Bonus Award (subject to the attainment of performance goals) in effect as of the Effective Date is US $75,000 per year; provided, however, the Company, in its sole discretion, may increase the amount of the Bonus Award the Employee may earn during a calendar year; but in no event, shall such increased Bonus Award exceed US $ 100,000. The Bonus Award shall be paid 60 days after the end of the applicable calendar year; provided, however, if it is administratively impracticable to make the payment by such date, the payment shall be made as soon as reasonably practicable thereafter.

(ii)    Long-Term Incentive Awards.    On or as soon as practicable after the closing date of the transactions contemplated by the Stock Purchase Agreement among I-Flow Corporation, the Company, InfuSystem, Inc., and Iceland Acquisition Subsidiary, Inc., provided Employee is then still employed by the Company, and subject to approval of the Company’s 2007 Incentive Compensation Plan by the shareholders of the Company, the Employee will receive a grant of 75,000 shares of common stock of the Company (“Restricted Shares”), of which 25% of such total shares shall immediately vest on the date of grant, and 25% of such total shares shall vest on each of the next three anniversaries of the grant date through which the Employee remains employed. These Restricted Shares will be awarded pursuant to, and subject to, the Company’s 2007 Incentive Compensation Plan, and shall be evidenced by and subject to the terms and conditions to be set forth in a restricted stock agreement.

(iii)    Starting Bonus.    Employee will be paid a one-time sum of $53,007.75 within 30 days of the end of the second month of his employment by the Company.

4.    Vacation, Participation in Benefit Plans, and Expenses.

(a)    Employee shall be entitled to such number of days of paid vacation each year as is consistent with the Company’s practices, policies and programs for executives.

(b)    During the Employment Period, the Employee shall be eligible to participate in, and receive benefits under, those benefit plans and arrangements provided by the Company to its similarly situated executives, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. The Company reserves the right to modify or terminate its benefit plans and arrangements generally for employees or any group of employees.

(c)    During the Employment Period, the Company, at its option, shall either (i) continue to pay the premiums currently paid by the Company on the long-term care insurance policy and disability insurance policy to which the Employee is currently covered or (ii) pay the premiums on a long-term care insurance policy and a disability insurance policy with comparable benefits to which the Employee would be the insured.

(d)    During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in carrying out the Employee’s duties under this Agreement, provided that the Employee complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or other similar documentation of such expenses.

(e)    During the Employment Period, the Company shall pay the Employee a monthly automobile allowance of US $800 and reimburse the Employee for all fuel expenses with respect to such automobile.

(f)    To assist the Employee in rendering his duties in a more efficient and productive manner, the Company shall provide the Employee (at the Company’s sole cost and expense) digital mobile and home telephones (and related accounts) for the Employee’s exclusive use throughout the Employment Period.

(g)    During the Employment Period, the Employee shall be entitled to such other benefits as approved by the Board of Directors of the Company.

5.    Termination of Employment.

(a)    Death or Disability.    The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. The Company shall, to the full extent permitted by law, be entitled to terminate Employee’s employment because of the Employee’s Disability (as herein defined) during the Employment Period. For purposes hereof, the term “Disability” shall mean the inability of Employee to reasonably perform his duties or responsibilities to the Company as a result of mental or physical ailment of incapacity, for an aggregate period of ninety (90) calendar days during the Employment Period (whether or not consecutive).

(b)    Cause.    For purposes hereof, the term “Cause” shall include, but is not limited to, any one or more of the following events:

(i)    Employee’s repeated failure or inability to perform the duties and responsibilities set forth under this Agreement or assigned from time to time by the Company;

(ii)    Employee’s failure to comply with all material applicable laws and regulations in performing the duties and responsibilities set forth under this Agreement or assigned from time to time by the Company;

(iii)    Employee’s breach of any of Employee’s legal duties to the Company, rules applicable to all Company employees generally or contractual obligations to the Company set forth in this Agreement or any other agreement between the Company and Employee;

(iv)    An act or acts of fraud, misappropriation, or embezzlement on the Employee’s part which result in or are intended to result in the Employee’s or another’s personal enrichment at the expense of the Company or its subsidiaries, affiliates, employees, agents or customers;

(v)    Willful misconduct or gross negligence that has a material adverse effect on the Company or its subsidiaries or affiliates;

(vi)    Employee’s conviction of a felony or of any crime involving moral turpitude or dishonesty (or entering a plea of nolo contendere with respect to such crime); and

(vii)    Any other activity which would constitute grounds for termination for cause by the Company or its subsidiaries or affiliates.

For purposes of this Agreement, any good faith interpretation by the Company of the foregoing definition of “Cause” shall be conclusive on the Employee.

(c)    Termination Pay.

(i)    If Employee’s employment with the Company is terminated (A) by Employee for any reason, (B) by the Company for Cause, or (C) by the Company upon Employee’s Disability or as a result of Employee’s death, then Employee (or Employee’s estate) shall be entitled to receive all Annual Base Salary, vacation, benefits and other compensation that has accrued but is unpaid as of the date of termination, including any Bonus Award earned in respect of the immediately preceding calendar year but not yet paid as of the date of termination, and no other compensation. Any payments under this provision (except for any Bonus Award) shall be made within 30 days after the date on which employment terminates. Any Bonus Award payable under this provision shall be made in accordance with Section 3(b)(i) of this Agreement.

(ii)    If Employee’s employment with the Company is terminated by the Company for any reason other than as set forth in Section 5(c)(i) above, then contingent upon execution and delivery to the Company of an unconditional general release, in form satisfactory to the Company, of all claims against the Company and any of its officers, director or affiliates arising from or in connection with this Agreement or Employee’s employment with the Company, Employee shall be entitled to receive: (1) all Annual Base Salary, vacation, benefits and other compensation that has accrued but is unpaid as of the date of termination, (2) any Bonus Award earned in respect of the immediately preceding calendar year but not yet paid as of the date of termination, (3) pro-rata vesting of the Restricted Shares granted pursuant to Section 3(b)(ii) of this Agreement based upon the services performed by the Employee in the year of termination, (4) a pro-rata Bonus Award for the year of termination, calculated assuming achievement of the target level of performance within the performance range established with respect to such award and basing such pro-rata portion upon the portion of the award period that has elapsed as of the date of termination, and (5) for a period of two years following the date of termination, continued payment of Annual Base Salary (the “Severance Benefit”). Employee’s right to such Severance Benefit shall be conditioned upon Employee’s continuing compliance with the restrictive covenants set forth in Section 7 of this Agreement. If Employee fails to comply with the restrictive covenants set forth in Section 7 of this Agreement, the Employee shall forfeit the Severance Benefit. Any payments under subsection (1) of this Section 5(c)(ii) shall be made within 30 days after the date on which employment terminates; any payments under subsections (2) and (4) of this Section 5(c)(ii) shall be made in accordance with Section 3(b)(i) of this Agreement; and any payments under subsection (5) of this Section 5(c)(ii) shall be made in accordance with the Company’s regular payroll policies for similarly situated executives.

6.     Change in Control.    Upon a Change in Control as herein defined, (i) all the Restricted Shares granted pursuant to Section 3(b)(ii) of this Agreement shall immediately vest and all restrictions with respect thereto shall lapse.

For the purposes hereof, the term “Change in Control” means the following and shall be deemed to occur if and when: (i) any person (as that term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (within the meaning of Rule l3d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors unless such person is already a beneficial owner on the date of this Agreement, or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board. Notwithstanding anything contained herein to the contrary, any merger of the Company with InfuSystem, Inc. or a subsidiary or affiliate of InfuSystem, Inc. shall not be deemed to be a Change in Control.

7.    Noncompetition/Confidentiality.

(a)    The Employee agrees that from the commencement of the Employment Period until the date that is two years after the date of termination of employment for any reason (and, as to clause (ii) of this Section 7, at any time thereafter) Employee will not, directly or indirectly, do or suffer any of the following:

(i)    Engage in a Competitive Activity. For purposes of this Agreement, the Employee shall be considered to have engaged in a Competitive Activity if the Employee: (i) directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other employee or consultant of the Company or any direct or indirect subsidiary to terminate their employment or other business arrangements with Company or any direct or indirect subsidiary, or to engage in any Competing Business (as hereinafter defined) or hires, employs, engages (including as a consultant or partner) or otherwise enters into a Competing Business with any such person, (ii) solicits any of the customers of the Company or any direct or indirect subsidiary (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Company or any direct or indirect subsidiary, (iii) does business with any person who was a customer of the Company or any direct or indirect subsidiary during the twelve-month period prior to the Employee’s date of termination if such business would constitute a Competing Business, (iv) directly or indirectly engages in, represents in any way, or is connected with, any Competing Business, directly competing with the business of the Company or any direct or indirect subsidiary, whether such engagement shall be an as officer, director, owner, employee, partner, consultant, affiliate or other participant in any Competing Business or (v) assists others in engaging in any Competing Business in the manner described in the foregoing clause (iv). An activity shall be deemed to be a “Competing Business” if it competes with any business conducted by the Company or any of its current or future affiliates.

(ii)    Disclose Confidential Information to any third party without the prior written consent of the Company or use such Confidential Information other than in connection with the discharge of any duties to the Company in the Employee’s capacity as an officer, director, employee or agent of the Company As used herein “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, clients or finances of the Company or its subsidiaries, except for information which at the time of disclosure was in the public domain unless such information was placed into the public domain in violation of any non-disclosure obligation, including, without limitation, this Section 7.

(b)    The Employee expressly agrees and understands that the remedy at law for any breach by his of any of the provisions of this Section 7 will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Employee’s violation of any legally enforceable provision of Section 7, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in Section 7 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Employee of any of the provisions of Section 7 which may be pursued or availed of by the Company.

(c)    In the event the Employee shall violate any legally enforceable provision of Section 7 as to which there is a specific time period during which she is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease; provided, however, the Company shall seek appropriate remedies in a reasonably prompt manner after discovery of a violation by the Employee.

(d)    The Employee has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred upon the Company under Section 7, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are designed to not stifle the inherent skill and experience of the Employee, would not operate as a bar to the Employee’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Employee.

(e)    It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 7 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final determination is made by an arbitrator or a court, as the case may be, having jurisdiction that any of the covenants contained in Section 7, or any part thereof, is unenforceable, the provisions of this Section 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitrator or court, as the case may be, may determine or indicate to be reasonable. Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 7 or any remedy provided herein in unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

8.    No Public Statements or Disparagement.    Employee agrees that Employee will not make any public statements regarding the Employee’s employment or the termination of Employee’s employment (for whatever reason) that are not agreed to by the Company. The Employee agrees that Employee will not make any public statement that would libel, slander, or disparage the Company or any of its respective past or present officers, directors, employees or agents. Notwithstanding this Section, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena.

9.    Miscellaneous.

(a)    Governing Law.    This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Michigan.

(b)    Modifications and Amendments.    This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged.

(c)    Assignability.    This Agreement is personal to the Employee. The Employee may not assign this Agreement or any of the rights and/or obligations under this Agreement to any other person. The Company may, without the Employee’s consent, assign this Agreement to any affiliate of the Company, to any successor in interest to the business of any of the Company, or to a purchaser of all or substantially all of the assets of any of the Company.

(d)    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement.

(e)    Severability.    Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the maximum extent possible.

(f)    Notices.    Any notice, demand or other communication required, permitted or desired to be given hereunder shall be in writing and shall be deemed effectively given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by reputable overnight delivery service (delivery, postage or freight charges prepaid) or on the fourth day following deposit in the United States mail (if sent by certified or registered mail, return receipt requested, delivery, postage or freight charges prepaid), in each case duly addressed to the Company at its headquarters or to Employee at his address of record listed with the Company for payroll purposes.

(g)    Headings.    The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

(h)    Construction.    This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted. No rule of strict construction will be applied for or against either of the parties hereto.

(i)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

(j)    Waiver.    The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

(k)    Withholding.    The Company shall have the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligation, under applicable laws, to withhold income or other taxes of the Employee attributable to payments made hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first written above.

InfuSystem Holdings, Inc., a Delaware corporation

By:	/s/ Steven Watkins
Name:	Steven Watkins
Title:	Chief Executive Officer

/s/ Sean Whelan
Sean Whelan
Employee

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